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                                                                [CITIGROUP LOGO]


FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
APRIL 20, 2000

                        CITIGROUP SUCCESSFULLY COMPLETES
                              SUBSEQUENT MERGER FOR
             TRAVELERS PROPERTY CASUALTY CORP. CLASS A COMMON STOCK

         NEW YORK, NY (April 20, 2000) -- Citigroup Inc. (NYSE: C) today announced the consummation of the merger of an indirect wholly owned subsidiary of Citigroup with Travelers Property Casualty Corp. (NYSE: TAP). As a result of the merger, Travelers became a wholly owned subsidiary of Citigroup. All Travelers stockholders (other than Citigroup and its subsidiaries) whose shares of Travelers Class A common stock were not purchased in the tender offer will receive the same $41.95 per share in cash. Transmittal materials to receive the merger consideration will be mailed to former Travelers stockholders shortly.



Citigroup (NYSE: C), the most global financial services company, provides some 100 million consumers, corporations, governments and institutions in 100 countries with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage and asset management. The 1998 merger of Citicorp and Travelers Group brought together such brand names as Citibank, Travelers, Salomon Smith Barney, Commercial Credit (now named CitiFinancial), and Primerica under Citigroup's trademark red umbrella. Additional information may be found at: www.citigroup.com.

Travelers Property Casualty is a leading provider of a broad range of insurance products and services for commercial markets, including workers' compensation, integrated disability, property, liability and specialty lines, and fidelity and surety bonds. The Company is also a leading provider of homeowners and auto insurance for consumers. For more information on Travelers Property Casualty and its products, please visit the Company's Web site at www.travelers.com.


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Contacts:
Media:  Leah C. Johnson                    Investors:  Sheri Ptashek
        212-559-9446                                   212-559-4658
        Keith Anderson
        860-954-6390